SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 26, 2007

Yadkin Valley Financial Corporation

North Carolina	20-4495993
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 2 pages, plus exhibit

Item 2.02. Disclosure of Results of Operations and Financial Condition
On January 26, 2006, Yadkin Valley Financial Corporation, Elkin, NC, the holding company for Yadkin Valley Bank and Trust Company, reported earnings of $3,806,769 for the quarter ended December 31, 2006, an increase of 28.9% as compared with earnings of $2,953,256 for the same quarter of 2005. Diluted earnings per share were $0.35 and $0.27 for the quarters ended December 31, 2006 and 2005, respectively, an increase of 29.6%. Return on equity increased to 12.3% for the quarter ended December 31, 2006 from 10.0% for the quarter ended December 31, 2005, and return on tangible equity increased to 17.7% from 14.8% for the same periods.
Earnings for the year ended December 31, 2006 were $13,791,897, a 23.6% increase over the 2005 earnings of $11,158,464. Diluted earnings per share were $1.28 and $1.03, respectively, for the years ended December 31, 2006 and 2005, a 24.3% increase. Return on equity increased to 11.5% for the year ended December 31, 2006 from 9.8% for the year ended. December 31, 2005, and return on tangible equity increased to 16.8% from 14.7% for the same periods.
Total assets grew by $95.6 million (9.3%) for the year ended December 31, 2006. Deposit growth of $93.5 million (11.5%) over the last twelve months was used to fund $76.0 million (10.4%) growth in net loans held for investment with the remainder being invested in securities and loans held for sale. The net interest margin expanded to 4.45% for the year ended December 31, 2006 from 4.10% for 2005 as the prime rate increased throughout 2005 and during the first six months of 2006. During the fourth quarter, the Bank’s net interest margin, excluding the net interest effect of the mortgage subsidiary’s loans held for sale, ranged from 4.37% to 4.40%.
Yadkin Valley Financial Corporation is the holding company of Yadkin Valley Bank and Trust Company, which is a full service community bank providing services in twenty-three branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Visit the Bank’s web site at www.yadkinvalleybank.com.
The common stock of Yadkin Valley Financial Corporation is traded on NASDAQ Global Select Market under symbol YAVY.
Item 9.01(d): Exhibits
     Exhibit 99:     Press Release
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By:	\s\Edwin E. Laws Edwin E. Laws Chief Financial Officer

Date:	January 30, 2007